PEOPLES BANCORP INC.- P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com

                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                       Contact:Jack Conlon
---------------------                               Chief Financial Officer
July 15, 2003                                       (740) 373-3155


                          PEOPLES BANCORP INC. REPORTS
                             SECOND QUARTER RESULTS
      ---------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced net income of $5,439,000 for the second quarter of 2003, up 14% from $4,763,000 a year ago and up 8% from $5,014,000 for the first quarter of 2003. Diluted earnings per share were $0.54 for the second quarter of 2003 versus $0.59 for the same period last year and $0.51 the first quarter of 2003. For the six months ended June 30, 2003, net income totaled $10,453,000, representing an 11% increase over the $9,456,000 earned a year ago. Earnings per diluted share were $1.05 for the six months ended June 30, 2003, versus $1.18 for the first six months of 2002.
         Peoples' increased net income in 2003 is due in large part to additional net interest income resulting from an investment growth strategy implemented in the first quarter of 2003, while lower earnings per share is attributable to significant volumes of assets repricing downward, as well as additional common shares outstanding, in part due to the issuance of 593,000 common shares in the second quarter of 2003 as partial consideration in the Kentucky Bancshares, Incorporated acquisition. In addition, Peoples recognized merger-related costs of approximately $215,000 after-tax (or $0.02 per share) relating to this acquisition.
          "We are pleased to report some earnings improvement in the second quarter," said Robert E. Evans, Peoples' Chairman and CEO. "While interest rate and economic challenges remain, we continue to explore opportunities to enhance Peoples' financial performance and work to build long-term relationships with new clients added from the Kentucky Bancshares acquisition."
         During the second quarter, Peoples completed its acquisition of Kentucky Bancshares, Incorporated, the holding company of Kentucky Bank & Trust. As part of the transaction, Peoples acquired five full-service offices in Kentucky's Boyd and Greenup Counties, with loans of $75 million, deposits of $113 million and trust assets under management of $181 million. The former Kentucky Bank & Trust offices now operate as sales offices of Peoples Bank. Management expects this acquisition to positively impact Peoples' earnings, due in part to enhanced future efficiencies through cost savings resulting from the closure of Peoples Bank's existing Russell, Kentucky office concurrent with the acquisition and the planned closure of Peoples Bank's Catlettsburg, Kentucky office in October 2003. These office closings are primarily due to the proximity of the newly acquired offices in Russell and Ashland, Kentucky, which will continue to serve these markets.
         In the second quarter of 2003, net interest income grew to $14,161,000, from $13,643,000 last quarter and $12,511,000 a year ago. Net interest margin was 3.64% in the second quarter of 2003 versus 3.87% and 4.54% for the first quarter of 2003 and second quarter of 2002, respectively. On a year-to-date basis through June 30, 2003, net interest income totaled $27,804,000 and net interest margin was 3.74% compared to $24,670,000 and 4.53% for the same period in 2002. In the first quarter of 2003, Peoples implemented an investment growth strategy to offset the dilutive impact of the 1.7 million new common shares issued in late 2002 and early 2003, which accounted for a significant portion of the increase in net interest income in 2003, but also contributed to compression of net interest margin.
         "We continue to experience significant volumes of principal runoff from the loan and investment portfolios which must be reinvested at lower rates," said Jack Conlon, Peoples' Chief Financial Officer. "In addition, there is limited ability for a corresponding decrease in rates paid on interest-bearing liabilities, further challenging both net interest income and margin. However, we remain focused on minimizing the impact of interest rate changes on Peoples' earnings."
         For the quarter ended June 30, 2003, non-interest income was $4,547,000, up 25% from $3,633,000 for the same period last year. On a year-to-date basis, non-interest income totaled $8,482,000 through June 30, 2003, compared to $6,916,000 last year. Peoples' enhanced non-interest income was primarily the result of higher deposit service charge income, with revenues from Peoples' e-banking services, mortgage banking income and fiduciary activities also contributing to the increase.
         "Recent acquisitions, coupled with growth of our mortgage banking activities, have generated additional non-interest revenues compared to the first half of 2002," commented Mark Bradley, Peoples' Chief Operating Officer. "Recognizing the importance of non-interest revenues in this challenging interest rate environment, we believe the Kentucky Bancshares acquisition affords us opportunities to expand product offerings and services in our Kentucky markets."
         Deposit account service charges totaled $2,052,000 in the second quarter of 2003 and $3,777,000 for the six months ended June 30, 2003, increases of 23% and 24%, respectively, compared to the same periods in 2002. These increases resulted from a combination of higher volumes of overdraft and non-sufficient funds fees and an increased number of checking accounts attributable to acquisitions and Peoples' Free Checking campaign. E-banking revenues grew 28% from a year ago, totaling $529,000 for second quarter of 2003, as customers increasingly complete more of their transactions using Peoples' debit cards. On a year-to-date basis, electronic banking revenues were $983,000 in 2003 versus $782,000 in 2002. As a result of the Kentucky Bancshares acquisition, Peoples' fiduciary revenues improved to $858,000 for the second quarter of 2003 and $1,444,000 for the six months ended June 30, 2003, compared to $640,000 and $1,256,000 for the same periods in 2002. Peoples' mortgage banking activities produced revenues of $337,000 and $567,000 for the three and six months ended June 30, 2003, respectively, versus no income in the same periods last year as Peoples did not sell loans into the secondary market during that period.
         "In recent periods, fees generated as a result of customers using Peoples' debit card has enhanced non-interest income," added Bradley. "However, as a result of recent litigation, MasterCard and Visa have implemented new rules that are expected to reduce fees earned on signature-based debit card transactions beginning in August. This adjustment will modestly reduce Peoples' non-interest income based on current transaction volumes."
         Non-interest expense was $10,042,000 in the second quarter of 2003, up 17% compared to $8,549,000 for the same period in 2002 largely attributable to acquisitions and strategic initiatives. Salaries and benefits, Peoples' largest non-interest expense, totaled $4,827,000 for the quarter ended June 30, 2003, an increase of 11% from a year ago due primarily to Peoples adding several new associates in conjunction with acquisitions. Marketing expense totaled $379,000 in the second quarter of 2003 versus $150,000 a year ago, with costs associated with Peoples' new Freedom Checking product accounting for over half of the increase. Occupancy and equipment costs increased 18%, as acquisitions and investments in technology produced additional depreciation expense in 2003, while intangible amortization more than doubled from a year ago, also due to acquisitions. Compared to the first quarter of 2003, non-interest expense was up 3% in the second quarter of 2003, with salaries and benefits and marketing costs comprising the majority of the increase. On a year-to-date basis, non-interest expense totaled $19,746,000 and $17,227,000 through June 30, 2003 and 2002, respectively.
         Total deposits grew $187.5 million since December 31, 2002, reaching $1.14 billion at June 30, 2003. The majority of this growth is the result of acquiring $113 million of deposits in the Kentucky Bancshares acquisition. In the acquisition, non-interest bearing deposits increased mainly due to an acquired trust relationship that was liquidated on June 30, 2003. The liquidation resulted in $60 million of non-interest bearing deposits on June 30, 2003, that were subsequently withdrawn. Average deposit balances grew $81.3 million in the second quarter of 2003, totaling $1.03 billion versus $951.5 million last quarter.
         At June 30, 2003, loans totaled $916.6 million, up $65.7 million since year-end 2002. While this increase is primarily attributable to loans acquired in the Kentucky Bancshares acquisition, Peoples also experienced organic commercial loan growth of nearly $35 million since year-end 2002. Real estate loan balances have declined throughout the year in response to customer demand for long-term, fixed-rate mortgages sold into the secondary market. Consumer loan balances continue to drop as a result of both a decrease in demand and Peoples' focus on loan quality, more than loan growth.
         "The current economic conditions require us to remain focused on asset quality as we strive to grow loans," stated Bradley. "Our loan review process continues to identify problem loans in a timely manner which allows us to reduce future losses and keep asset quality ratios better than year-end 2002 levels."
         Nonperforming loans comprised 0.62% of total loans at June 30, 2003 and nonperforming assets comprised 0.35% of total assets, versus 0.88% and 0.55%, respectively, at year-end 2002. These improvements were a result of a lower level of nonperforming loans and an increase in assets. Since December 31, 2002, nonperforming loans have declined 24%, with reduced renegotiated loan balances comprising the majority of the improvement, while total assets increased 33% as a result of the Kentucky Bancshares acquisition and the investment leverage strategy completed in the first quarter of 2003. The allowance for loan losses was $14.2 million at June 30, 2003, compared to $13.1 million at year-end 2002, with the majority of the increase due to the allowance for loan losses of $0.6 million acquired in the Kentucky Bancshares acquisition. Peoples' provision for loan losses was $935,000 in the second quarter of 2003, up from $831,000 in the prior quarter and down from $980,000 a year ago.
         In the second quarter of 2003, net loan chargeoffs were $720,000, a 27% decline from $983,000 a year ago. While commercial and consumer loans, including overdraft chargeoffs, comprise the largest portion of net chargeoffs, the lower level of chargeoffs in the second quarter of 2003 is attributable to fewer troubled commercial loans, as net commercial loan chargeoffs totaled $210,000 in the second quarter of 2003 compared to $690,000 a year ago. Consumer loan chargeoffs totaled $189,000 and $68,000 for the three months ended June 30, 2003 and 2002, respectively, while chargeoffs relating to the Overdraft Privilege program totaled $150,000 and $147,000 for the same periods, respectively.
         Late in the second quarter of 2003, management initiated a plan to improve the performance of Peoples' investment securities portfolio in response to the high rate of prepayments on mortgage-backed securities and the corresponding downward pressure on yields due to accelerated amortization of bond premiums. As part of this plan, Peoples sold $48.6 million of mortgage-backed securities resulting in a net loss of $37,000. Management expects to sell additional securities in July and reinvest all the proceeds from these sales into other securities by the end of July. Peoples expects the repositioning to improve both cash flows and yields from this portfolio. The combination of the timing of the reinvestment of sale proceeds into other investment securities and the $60 million of funds from the trust relationship resulted in a higher level of cash and cash equivalents. At June 30, 2003, cash and cash equivalents totaled $155.2 million, up $99.7 million since year-end; with additional Federal funds sold accounting for the majority of the increase.
          "Overall, our second quarter results demonstrate our ability to deliver solid earnings despite challenging conditions," summarized Bradley. "In the second half of 2003, we will continue to develop client relationships with the objective of enhancing Peoples' long-term value for every stakeholder."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.86 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 50 sales offices and 33 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples or enroll in Peoples' Internet banking product at www.peoplesbancorp.com.


Conference Call to Discuss Earnings:
------------------------------------
         Peoples will conduct a facilitated conference call to discuss second quarter results of operations on July 16, 2003, at 4:00 p.m., local time, with members of Peoples' executive management participating. The conference call, consisting of brief opening remarks followed by a question and answer period, is open to the public; however, management asks that questions be limited to investment analysts, interested members of the media and shareholders. To participate, please dial (877) 735-0939 approximately five minutes before the scheduled start of the conference call. A complete transcript of the conference call will be placed on peoplesbancorp.com on the "Investor Relations" page in "Conference Call Transcripts" section under the caption "July 16, 2003".


Safe Harbor Statement:
----------------------
         Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the interest rate environment, the effect of federal and state banking and tax regulations, the effect of technological changes, the effect of economic conditions, the impact of competitive products and pricing, and other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the SEC. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements, except as may be required by applicable laws.



PEOPLES BANCORP INC.  (Nasdaq:  PEBO)
Financial Highlights (Unaudited)

                                                        ----------------------------------     ----------------------------------
                                                               Three Months Ended                      Six Months Ended
(in $000's, except per share data)                                  June 30,                               June 30,
                                                              2003               2002                2003               2002
                                                      ----------------------------------       ----------------------------------
PER SHARE DATA Net income per share:
   Basic                                                 $        0.55      $        0.60       $        1.07      $        1.20
   Diluted                                               $        0.54      $        0.59       $        1.05      $        1.18
Dividends declared per share                             $        0.16      $        0.15       $        0.31      $        0.29
Book value per share                                     $       17.56      $       13.30       $       17.56      $       13.30
Tangible book value per share (a)                        $       12.75      $        9.71       $       12.75      $        9.71
Dividend payout as a percentage of net income                   30.04%             25.24%              29.47%             24.10%
Actual shares outstanding (net of treasury shares)          10,157,985          7,878,182          10,157,985          7,878,182
Weighted average shares outstanding:
   Basic                                                     9,905,403          7,873,795           9,742,471          7,857,062
   Diluted                                                  10,094,114          8,102,047           9,931,638          8,045,609

PERFORMANCE RATIOS
Return on average equity                                        12.92%             18.85%              12.95%             19.10%
Return on average assets                                         1.25%              1.54%               1.26%              1.55%
Non-interest income leverage ratio (b)                          46.54%             43.06%              44.01%             40.68%
Efficiency ratio (c)                                            51.10%             50.97%              51.93%             52.57%
Net interest margin (fully tax equivalent)                       3.64%              4.54%               3.74%              4.53%
Net loan chargeoffs as a percentage of average loans             0.08%              0.12%               0.15%              0.23%

NET CHARGEOFFS
Gross chargeoffs                                         $         955      $       1,147       $       1,740      $       2,100
Recoveries                                               $         235      $         164       $         466      $         325
                                                        ---------------    ---------------     ---------------    ---------------
     Net chargeoffs                                      $         720      $         983       $       1,274      $       1,775


(a) Excludes balance sheet impact of intangible assets acquired through use of purchase accounting for acquisitions.

(b) Non-interest income (less securities and asset disposal gains/losses) as a percentage of non-interest expense (less intangible amortization).

(c) Non-interest expense (less intangible amortization) as a percentage of fully tax equivalent net interest income plus non-interest income and gain on sale of loans.




             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                      -------------------------------      -------------------------------
                                                            Three Months Ended                    Six Months Ended
                                                                 June 30,                             June, 30
(in $000's)                                                2003              2002               2003              2002
                                                      -------------------------------      -------------------------------
Interest income                                       $      23,492     $     20,312       $      46,269     $     40,627
Interest expense                                              9,331            7,801              18,465           15,957
                                                      --------------   --------------      --------------   --------------
     Net interest income                                     14,161           12,511              27,804           24,670
Provision for loan losses                                       935              980               1,766            1,841
                                                      --------------   --------------      --------------   --------------
Net interest income after provision for loan losses          13,226           11,531              26,038           22,829
Net (loss) gain on securities transactions                      (29)               -                 (27)              51
Net loss on asset disposals                                    (236)              (7)               (238)             (14)
Gain on early debt extinguishment                                 -                -                   -              631
Non-interest income:
    Service charges on deposits                               2,052            1,675               3,777            3,041
    Fiduciary revenues                                          858              640               1,444            1,256
    Electronic banking revenues                                 529              414                 983              782
    Insurance and investment commissions                        320              462                 762              986
    Business owned life insurance                               353              376                 718              701
    Mortgage banking income                                     337                -                 567                -
    Other non-interest income                                    98               66                 231              150
                                                      --------------   --------------      --------------   --------------
        Total non-interest income                             4,547            3,633               8,482            6,916
Non-interest expense:
    Salaries and benefits                                     4,827            4,346               9,551            8,830
    Occupancy and equipment                                   1,108              940               2,206            1,866
    Trust preferred                                             606              623               1,213            1,184
    Professional fees                                           499              582                 941              883
    Marketing                                                   379              150                 655              536
    Data processing and software                                320              294                 650              617
    Franchise taxes                                             272              178                 529              360
    Amortization of intangible assets                           271              112                 472              223
    Other non-interest expense                                1,760            1,324               3,529            2,728
                                                      --------------   --------------      --------------   --------------
        Total non-interest expense                           10,042            8,549              19,746           17,227
                                                      --------------   --------------      --------------   --------------
Income before income taxes                                    7,466            6,608              14,509           13,186
Income taxes                                                  2,027            1,845               4,056            3,730
                                                      --------------   --------------      --------------   --------------
        Net income                                    $       5,439     $      4,763       $      10,453     $      9,456
                                                      ==============   ==============      ==============   ==============

Fully tax equivalent net interest income              $      14,577     $     12,919       $      28,630     $     25,430



               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                      -------------------------------      -------------------------------
                                                            Three Months Ended                    Six Months Ended
                                                                 June 30,                             June, 30
(in $000's)                                                2003              2002               2003              2002
                                                      -------------------------------      -------------------------------
CONSOLIDATED AVERAGE BALANCES
Average gross loans                                   $     895,538     $    796,798       $     873,375     $    787,563
Average earning assets                                    1,606,339        1,138,435           1,531,192        1,124,958
Average intangible assets                                    38,654           18,552              34,680           17,696
Average total assets                                      1,742,151        1,238,088           1,659,372        1,222,046
Average non-interest bearing deposits                       125,922           97,594             117,167           95,788
Average interest bearing deposits:
    Savings                                                 175,957          108,583             163,134           96,756
    Interest-bearing demand deposits                        276,920          273,528             273,894          275,108
    Time deposits                                           454,069          373,394             438,202          368,702
                                                      --------------   --------------      --------------   --------------
        Total average interest bearing deposits             906,946          755,505             875,230          740,566
Average stockholders' equity                          $     168,409     $    101,068       $     161,394     $     99,052



               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION


                                                                     -----------------   -----------------  -----------------
                                                                         June 30,          December 31,         June 30,
                                                                           2003                2002               2002
                                                                     -----------------   -----------------  -----------------
LOAN PORTFOLIO (in $000's, end of period)
Commercial, financial, and agricultural                              $        475,600    $        392,528   $        379,243
Real estate, construction                                                      10,339              16,231             15,782
Real estate, mortgage                                                         329,708             331,948            345,795
Consumer                                                                       94,549             103,635            115,398
Credit card                                                                     6,407               6,549              6,159
                                                                     -----------------   -----------------  -----------------
     Total loans                                                     $        916,603    $        850,891   $        862,377

ASSET QUALITY
Allowance for loan losses as a percent of total loans                           1.54%               1.54%              1.44%
Allowance for loan losses as a percent of
    nonperforming loans (a)                                                    250.8%              175.3%             165.3%
Nonperforming loans as a percent of total loans (a)                             0.62%               0.88%              0.87%
Nonperforming assets as a percent of total assets (b)                           0.35%               0.55%              0.57%
Nonperforming assets as a percent of total loans and
    real estate owned (b)                                                       0.72%               0.89%              0.89%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                                    $            569    $            407   $            227
   Renegotiated loans                                                $            685    $          2,439   $          2,864
   Nonaccrual loans                                                  $          4,389    $          4,617   $          4,425
   Other real estate owned                                           $            960    $            148   $            124
                                                                     -----------------   -----------------  -----------------
        Total nonperforming assets                                   $          6,603    $          7,611   $          7,640

REGULATORY CAPITAL (in $000's, end of period)
Tier 1 risk-based capital                                                      14.05%              15.43%             11.26%
Total risk-based capital ratio (Tier 1 and Tier 2)                             15.40%              16.79%             12.62%
Leverage ratio                                                                  8.80%              10.56%              8.42%
Tier 1 capital                                                       $        147,366    $        139,208   $        101,451
Total capital (Tier 1 and Tier 2)                                    $        161,541    $        151,404   $        113,704
Total risk-weighted assets                                           $      1,048,707    $        901,973   $        901,032

SUPPLEMENTAL DATA (in $000's, end of period)
Trust assets under management                                        $        624,201    $        500,338   $        489,641
Employees (full-time equivalent)                                                  486                 462                447
Full service offices                                                               43                  39                 39
Supermarket offices                                                                 4                   4                  4
ATMs                                                                               33                  30                 28
Announced treasury share plans: (c)
    Total shares authorized for plan                                          300,000             192,500            192,500
    Shares purchased (d)                                                            -                   -              4,756
    Average price (d)                                                $              -    $              -   $          23.39


(a) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans, and nonaccrual loans.

(b) Nonperforming assets include nonperforming loans, and other real estate owned.

(c) 2003 data reflects 2003 Stock Repurchase Program of 300,000 shares (or approximately 3% of outstanding shares); 2002 data reflects 2002 Stock Repurchase Program of 192,500 shares (or approximately 2.5% of outstanding shares). All share amounts adjusted for stock dividends.

(d) Reflects treasury shares purchased and average price paid for the three-month period ended on the date indicated.


                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                ------------------     ------------------
(in $000's)                                                                         June 30,             December 31,
                                                                                      2003                   2002
                                                                                ------------------     ------------------
ASSETS
Cash and cash equivalents                                                       $         155,234      $          55,550
Available-for-sale investment securities, at estimated fair value
     (amortized cost of $671,815 at June 30, 2003, and $402,048 at
     December 31, 2002)                                                                   689,680                412,100
Loans, net of unearned interest                                                           916,603                850,891
Allowance for loan losses                                                                 (14,151)               (13,086)
                                                                                ------------------     ------------------
     Net loans                                                                            902,452                837,805
Bank premises and equipment, net of accumulated depreciation                               22,102                 18,058
Goodwill                                                                                   40,771                 25,504
Other intangible assets                                                                     8,032                  5,234
Other real estate owned                                                                       960                    148
Other assets                                                                               40,859                 39,962
                                                                                ------------------     ------------------
          TOTAL ASSETS                                                          $       1,860,090      $       1,394,361
                                                                                ==================     ==================

LIABILITIES
Non-interest bearing deposits                                                   $         196,576      $         115,907
Interest bearing deposits                                                                 946,843                839,970
                                                                                ------------------     ------------------
     Total deposits                                                                     1,143,419                955,877
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                      42,826                 48,183
Long-term borrowings                                                                      456,129                203,829
Accrued expenses and other liabilities                                                     10,259                 10,199
                                                                                ------------------     ------------------
          TOTAL LIABILITIES                                                             1,652,633              1,218,088

Guaranteed preferred beneficial interests in junior subordinated debentures                29,133                 29,090


STOCKHOLDERS' EQUITY
Common stock, no par value (24,000,000 shares authorized, 10,218,955 shares issued at June 30, 2003, and
   9,421,222 shares issued at December 31, 2002)                                          147,905                129,173
Accumulated comprehensive income, net of deferred income taxes                             11,523                  6,446
Retained earnings                                                                          20,022                 12,650
Treasury stock, at cost ( 60,970 shares at June 30, 2003,
   and 59,351 shares at December 31, 2002)                                                (1,126)                (1,086)
                                                                                ------------------     ------------------
          TOTAL STOCKHOLDERS' EQUITY                                                      178,324                147,183
          TOTAL LIABILITIES, BENEFICIAL INTERESTS, AND
                                                                                ------------------     ------------------
                   STOCKHOLDERS' EQUITY                                         $       1,860,090      $       1,394,361
                                                                                ==================     ==================


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